EXHIBIT 99.1

CENTER FINANCIAL SECOND QUARTER EARNINGS INCREASE 61% AS REVENUES INCREASE 31%; PROBLEM ASSETS 0.19% OF TOTAL ASSETS

LOS ANGELES, CA—July 21, 2003—Center Financial Corporation (Nasdaq: CLFC), the parent of Center Bank, a community bank focused on the Korean-American niche market, today reported its greatly expanded loan portfolio specifically related to trade finance, commercial real estate and SBA loan activities, and gains on the sales of SBA loans, contributed to the Company’s record second quarter earnings. Center Financial’s net income increased 61% to $3.1 million, or $0.38 per diluted share for the second quarter ended June 30, 2003, compared to $1.9 million, or $0.25 per diluted share in the like quarter a year ago.

Compared to a year ago, other second quarter highlights include:

1.	Revenues increased 31% to $12.1 million.
2.	Deposits increased 35% to $794 million.
3.	Net loans grew 36% to $601 million and total assets were up 36% to $892 million.
4.	Non-performing assets were 0.19% of total assets.
5.	Net-interest income after loan loss provision increased 16%.

In the first six months of the year, net income rose 38% to $5.6 million, or $0.70 per diluted share, compared to $4.1 million, or $0.54 per diluted share, in the first half of 2002. All per share figures have been adjusted to reflect the 8% stock dividend paid on March 28, 2003.

“We continued to focus on our core customers—Korean American entrepreneurs and families,” said Paul Seon-Hong Kim, President and Chief Executive Officer. “We have found this group of business owners very willing to work hard—as well as work smart—in their efforts to build their businesses in the pursuit of financial independence,” added Mr. Kim. Non-interest bearing accounts increased 15% to $237 million compared to $207 million at year end.

Revenues increased 31% in the quarter to $12.1 million, compared to $9.2 million in the second quarter last year. Net interest income before the loan loss provision grew 17% in the quarter to $7.6 million, from $6.5 million a year ago. An increase in interest income of 16% was partially offset by an increase in interest expense of 14%. Center Financial added $550,000 to its provision for loan losses compared to $400,000 in the second quarter a year ago.

Center Financial’s net interest margin was 3.91% in the second quarter, nearly flat on a sequential quarter basis but down from 4.55% in the second quarter last year as a result of the 50 basis points rate drop in the prime rate in November of last year, and the related lagging effect on Company’s interest-bearing time deposit accounts. “Because of the 25 basis point rate decrease by Federal Reserve Board in June 2003, we expect a further decline in interest margin in the remaining half of 2003. We anticipate this decrease will be compensated by increases in fee income,” Mr. Kim added.

Operating income, excluding gains on the sale of loans and securities, increased 28% to $3.4 million, primarily as a result of a 19% boost in service fee income – largely related to the increase in the number of account relationships, over the past year, compared to $2.6 million in the second quarter of 2002. After recording $937,000 in gains on the sale of loans and $93,000 in gains on the sale of securities, non-interest income increased 67% to $4.4 million compared to $2.6 million in the second quarter a year ago.

Center Financial has added highly experienced personnel over the past year. The increased headcount and the re-branding of the company and the bank contributed to a 17% increase in operating expenses to $6.6 million compared to $5.7 million in the second quarter a year ago.

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“While we have been opening new branches, we will do so only in areas that have high growth potential with ethnic concentration,” Mr. Kim added. Center Financial’s efficiency ratio was 54.9% in the second quarter of 2003 and 56.3% for the first half. A year ago, the efficiency ratio was 61.5% and 60.8%, respectively. This improvement in the efficiency ratio primarily resulted from the increased profit contributions and operating efficiencies at the five new branches opened during 2000 and 2001.

“Over the past year, we have been working with the Federal Deposit Insurance Corporation (FDIC) to produce a Korean language version of the FDIC’s ‘Money Smart’ program. At the unveiling of the program on July 10th the FDIC recognized our contribution in helping create this new version. We fully intend to use this program, which is not only helpful in promoting community-based financial education, but also is a great way for Center Bank to deliver products and services to a wider cross section of the markets we serve,” Mr. Kim stated.

Year-to-date revenues were up 24% to $22.6 million, from $18.1 million in the first half of last year. For the first half of 2003 net interest income, after the loan loss provision, was $14.1 million, compared to $12.0 million in the like period a year ago. Non-interest income was $7.6 million up from $5.6 million in the first half a year ago. Non-interest expense increased to $12.7 million in the period, from $11.0 million in first six months of 2002.

Net loans grew 15% to $601 million at June 30, 2003, from $521 million at December 31, 2002, and total assets increased 9% to $892 million compared to $819 million at December 31, 2002. Interest-earning assets grew 10% to $828 million, compared to $753 million at December 31, 2002. “During the second quarter we started a mortgage loan program, which is essentially a referral program to a third party mortgage lender, that boosts our fee income without the expense and cost of operating our own mortgage department. We believe this program will contribute some degree to Center Financial’s bottom line,” Mr. Kim added.

“Our branch expansion over the past three years started to contribute to the Company in terms of volume and profitability. The eight branches opened since the start of 2000 now account for approximately 21% of our total deposits,” Mr. Kim continued. Total deposits increased 9% to $794 million from $727 million at December 31, 2002.

Total non-performing assets were $1.66 million at June 30, 2003, or 0.19% of total assets, compared to $1.60 million, or 0.24% of total assets a year ago. As a result of volume increases in our loan portfolio, the allowance for loan losses increased to $7.4 million and represented 1.21% of gross loans at June 30, 2003. “We have always prided ourselves on maintaining prudent lending practices,” Mr. Kim added.

Commercial real estate loans, the bulk of which represent owner-occupied business properties secured by first deeds of trust, now represent 47.9% of Center Financial’s portfolio. The remainder of the portfolio makeup is as follows: commercial loans—19.9%, SBA loans—13.8%, trade finance—8.7%, consumer loans 7.0% and real estate construction—2.7%.

At June 30,2003, Center Financial remains “well-capitalized” under all regulatory categories, with a Tier 1 risk based capital ratio of 9.87%, a total risk-based capital ratio of 10.94%, and a Tier 1 capital ratio of 8.16%. Shareholders’ equity increased 26% to $71 million, from $56 million on June 30, 2002, and book value increased to $9.14 at quarter-end, compared to $7.63 per share a year ago.

Center Financial Corporation is a financial holding company formed in 2002 and is the parent company of Center Bank. Founded in 1986, Center Bank is a community bank offering a full-range of financial services. Center Bank changed its name from California Center Bank in December of 2002. It specializes in commercial and SBA loans and trade finance products for multi-ethnic and small business customers. The Bank operates 13 branches throughout Southern California and four Loan Production Offices located in Phoenix, Seattle, Denver and Washington D.C. It is one of the largest financial institutions in the nation focusing on the Korean-American community. Further information about the Company can be found at www.centerbank.com.

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Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in Center Financial Corp’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2002 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; Center Financial’s ability to efficiently incorporate acquisitions into its operations; the ability of Center Financial and its subsidiaries to increase its customer base; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company’s expectations of results or any change in events.

For any question related to this report, please contact Y. H. Kim, SVP & Chief Financial Officer at (213) 251-2250.

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CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(In thousands, except share and per share data)

	06/30/03	06/30/02	12/31/02
Assets
Cash and due from banks	$36,237	$33,964	$38,877
Federal funds sold	31,925	10,000	35,500
Money market funds and interest-bearing deposits in other banks	40,000	30,000	40,000
Securities available-for-sale	140,910	102,550	140,998
Securities held-to-maturity	14,583	15,750	15,741
Loans (net of unearned income)	608,398	446,736	527,977
Allowance for loan losses	(7,350)	(5,873)	(6,760)

Net loans	601,048	440,863	521,217
Fixed assets	10,441	8,793	9,988
Other assets	17,300	14,961	16,303

Total assets	$892,444	$656,881	$818,624

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing deposits	$237,362	$180,572	$207,092
Interest bearing deposits	556,758	408,436	519,928

Total deposits	794,120	589,008	727,020
Borrowed funds	17,156	2,162	17,565
Other liabilities	9,997	9,429	8,833

Total Liabilities	821,273	600,599	753,418
Shareholders’ Equity	71,171	56,282	65,206

Total Liabilities & Shareholders’ Equity	$892,444	$656,881	$818,624

Book value per share *	$9.14	$7.63	$8.48
Number of common shares outstanding at period end *	7,787,967	7,377,771	7,692,420

(*)	Adjusted to reflect eight percent stock dividend paid in 2003.

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CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Interest income	$10,510	$9,050	$20,842	$17,529
Interest expense	2,873	2,525	5,839	5,000

Net interest income before provision for loan losses	7,637	6,525	15,003	12,529

Provision for loan losses	550	400	950	500

Net interest income after provision for loan losses	7,087	6,125	14,053	12,029
Noninterest income
Customer service fees	1,743	1,464	3,355	2,886
Fee income from trade finance transactions	640	711	1,275	1,366
Wire transfer fees	177	157	331	287
Gain on sale of loans	937	—	937	341
Net gain on sale of securities available for sale	93	—	340	—
Loan service fees	339	219	624	419
Other income	509	113	695	299

Total noninterest income	4,438	2,664	7,557	5,598

Noninterest expenses
Salaries and employee benefits	3,435	3,009	6,607	6,065
Occupancy	504	437	943	867
Furniture, fixtures, and equipment	318	254	641	493
Net other real estate owned expense (income)	—	—	—	(98)
Data processing	443	394	834	767
Professional service fees	403	428	665	597
Business promotion and advertising	423	403	854	714
Stationery and supplies	176	79	304	160
Telecommunications	110	106	237	197
Postage and courier service	130	121	251	227
Security service	151	137	294	269
Other operating expenses	538	291	1,079	766

Total noninterest expenses	6,631	5,659	12,709	11,024

INCOME BEFORE INCOME TAX PROVISION	4,894	3,130	8,901	6,603
INCOME TAX PROVISION	1,815	1,215	3,297	2,547

Net income	$3,079	$1,915	$5,604	$4,056

Other comprehensive (loss) income (1)	(569)	564	(375)	385
Total comprehensive income	$2,510	$2,479	$5,229	$4,441

Income per share, basic (2)	$0.39	$0.26	$0.72	$0.56
Income per share, diluted (2)	$0.38	$0.25	$0.70	$0.54
Basic average common shares outstanding (2)	7,854,897	7,342,513	7,724,505	7,331,587
Diluted average common shares outstanding (2)	8,069,346	7,654,195	7,917,392	7,616,601

(1)	Comprehensive income represents the change in unrealized gain (loss) on securities available for sale and, interest rate swaps, net of tax, from the previous period end.
(2)	Adjusted to reflect eight percent stock dividend paid in 2003.

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CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	For the six months ended June 30,
	2003	2002
Average gross loans outstanding during period	$577,985	$408,309
Total loans outstanding at end of period	608,398	446,736
Non-performing assets
Loans past due 90 days or more and still accruing interest	$—	$—
Non-accrual loans	1,655	1,603

Total non-performing loans	1,655	1,603
Other Real Estate Owned	—	—

Total Non-performing assets	$1,655	$1,603

Allowance for Loan Losses
Balance as of January 1,	$(6,760)	$(5,540)
Reserve for losses on commitments to extend credit[1]	—	43
Provision for loan losses	(950)	(500)
Net loan charge-offs and (recoveries)	360	124

Balance as of June 30,	$(7,350)	$(5,873)

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Selected Ratios
For the Period
Return on average assets	1.46%	1.22%	1.35%	1.34%
Return on average equity	17.63	14.02	16.47	15.21
Interest rate spread	3.25	3.73	3.26	3.71
Net interest margin	3.91	4.55	3.92	4.54
Yield on earning assets	5.38	6.30	5.45	6.36
Cost of deposits	2.10	2.65	2.16	2.65
Cost of funds	2.13	2.57	2.19	2.65
Noninterest expense/average assets	0.78	0.90	1.52	1.81
Efficiency ratio	54.91	61.58	56.33	60.81
Net charge-offs/(recoveries) to average loans	0.06	-0.01	0.06	0.03

	Period Ended June 30,
	2003	2002
Period End
Tier 1 risk-based capital ratio (Bank)	9.98%	10.86%
Total risk-based capital ratio (Bank)	11.07	12.02
Tier 1 leverage ratio (Bank)	8.08	8.81
Non-accrual loans to gross loans	0.27	0.36
Non-performing assets to total loans and OREO	0.27	0.36
Non-performing assets to total assets	0.19	0.24
Allowance for loan loss to gross loans	1.21	1.31
Allowance for loan losses to nonperforming assets	444.08	366.38

[1]	The reserve for losses on commitments to extend credit and letters of credit is primarily related to lines of credit. The Company evaluates credit risk associated with the loan portfolio at the same time it evaluates credit risk associated with commitments to extend credit and letters of credits. However, as of December 31, 2002 and thereafter, the reserve necessary for the commitments is reported separately in other liabilities in the accompanying statements of financial condition, and not as part of the all. The reserve for losses on commitments to extend credit and letters of credit is primarily related to undisbursed funds on lines of credit. The Bank Company evaluates credit risk associated with the loan portfolio at the same time as it evaluates credit risk associated with commitments to extend credit and letters of credits. However, as of March December 31, 2002, the reserve necessary for the commitments is reported separately in other liabilities in the accompanying statements of financial condition, and not as part of the allowance for loan losses, as presented above.

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CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	For the six months ended June 30,
	2003	2002	% chg
Loans
Real estate—construction	$16,590	$18,713	-11.4%
Real estate—commercial	292,462	199,672	46.5%
Commercial	121,204	96,502	25.6%
Consumer	42,798	37,030	15.6%
Trade finance	52,987	33,488	58.2%
SBA	83,989	63,200	32.9%
Other	43	265	-83.8%

Total loans—gross	610,073	448,870	35.9%
Unearned Income	(1,675)	(2,134)	-27.4%
Allowance for loan losses	(7,350)	(5,873)	25.2%

Total loans—net	$601,048	$440,863	36.3%

Deposits
Non-interest bearing	$237,362	$180,572	31.5%
Interest bearing checking	149,453	88,184	69.5%
Savings	54,458	36,220	50.4%
Time deposits	352,847	284,032	24.2%

Total deposits	$794,120	$589,008	34.8%